EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199296 on Form S-8 of our report dated March 5, 2015, relating to the consolidated financial statements of Avalanche Biotechnologies, Inc. and its subsidiary (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 5, 2015